Exhibit 99.1

Blue Valley Ban Corp. 11935 Riley Overland Park, Kansas 66225-6128	Contact:	NEWS RELEASE Mark A. Fortino Chief Financial Officer (913) 338-1000

For Immediate Release Friday, May 11, 2012

Blue Valley Ban Corp. Reports First Quarter 2012 Results

Overland Park, Kansas, May 11, 2012 – Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the quarter ended March 31, 2012 of $315,000, compared to net loss of $429,000 for the quarter ended March 31, 2011, representing an improvement of 26.6%. The fully-diluted loss per share was $0.21 for the three months ended March 31, 2012, from diluted loss per share of $0.25 in the same period of 2011.

The Company continues to show improvement in its operating results, with improvements in net interest income by 3.5%, non-interest income by 14.7% and non-interest expense by 7.4%. The Company’s subsidiary, Bank of Blue Valley, maintains a total risk based capital base of $70.7 million, which represents a total risk based capital ratio of 13.21% as of March 31, 2012. The Bank maintains $17.2 million of capital in excess of the regulatory requirement for a well-capitalized institution. “Our strong capital and liquidity has put the Company in a good position to originate new loans, add new deposits and expand our non-interest income. Continued reduction in non-performing loans has reduced our ratio of non-performing loans to total loans to 2.14%, which is below the Uniform Bank Performance Report peer group average of 2.67% as of March 31, 2012. We are working to continue these positive trends into the future.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

Operating Results

During the first quarter of 2012, net interest income increased 3.5% to $4.3 million compared to $4.1 million for the same period in the prior year. The increase was due to a decline in the interest expense, which decreased $570,000, or 22.4%, from the same period in 2011, as a result of a decrease in rates paid on deposits as market rates have declined and a decline in the average balance of time deposits. The Company had funds from various time deposit promotions mature in 2011, and as those higher rate time deposits matured they were renewed at lower market rates. As the renewal rate for these deposits was much lower, some deposits were not renewed. This increase in net interest income was a result of the decrease in interest expense described above partially offset by the decline in interest income by $427,000, or 6.4%, as compared to the same period in 2011. The lower interest income was the result of a decline in the average outstanding loan balances by $43.8 million, or 9.1%, for the three month period ended March 31, 2012, as compared to the prior year period. The decline in loan balances was the result of loan payoffs and lower loan origination volume due to the current economic environment and loan foreclosures.

The provision for loan losses was $450,000 for the three month period ended March 31, 2012, compared to no provision for the same period in the prior year. The provision for this period was the result of the elimination of a larger commercial credit at a discount during March 2012. While the Company experienced an increase in the provision for loan losses during the quarter related to commercial loans, the Company has experienced improvement in the loan portfolio with a reduction in non-performing loans by $1.9 million, or 17.1%, since December 31, 2011, as management continues to work on improving the credit quality of the loan portfolio. The Company’s ratio of non-performing loans to total loans of 2.14% was below the average of our peer group of banks.

Non-interest income increased $206,000 to $1.6 million, or 14.7%, for the three month period ended March 31, 2012, as compared to the same period in 2011. The increase was the result of an increase in other service charges during the three month period ended March 31, 2012 of $118,000, or 23.6%, as compared to the same period in 2011. Other service charges include income from trust services, investment brokerage, merchant bankcard processing and debit card processing. The increase in other service charges was attributed to increased income generated from signature based debit card transactions associated with our Performance and Ultimate Checking products and increased activity from trust and investment brokerage services. Other income increased $66,000, or 52.0%, due to the effect of recording the net fair value of certain mortgage loan-related commitments. The net fair value of certain mortgage loan-related commitments recorded for the three month period ended March 31, 2012 was a loss of $61,000 compared to a loss of $354,000 for the same period in 2011. This increase in other income was offset by lower gains realized on the sale of foreclosed assets held for sale, as compared to the same period in the 2011.

Non-interest expense declined $458,000, or 7.4%, for the three month period ended March 31, 2012, as compared to the same period in the prior year. The decline in non-interest expense was attributed to lower salaries and employee benefits by $241,000, or 8.5%, as compared to the prior year period, as a result of a reduction in staffing during the third quarter of 2011. Foreclosed assets expense declined $132,000, or 17.8%, for the three months ended March 31, 2012, as compared to the same period in 2011, due to the Company recording a lower provision for foreclosed assets held for sale for the first quarter of 2012 of $128,000, compared to a provision for foreclosed assets held for sale of $361,000 for the first quarter of 2011, a decrease of $233,000, or 64.5%. This was offset by a higher loss realized on the sale of foreclosed assets held for sale during the first quarter of 2012, as compared to the same period in 2011. Other operating expenses have declined $69,000, or 3.5%, for the three months ended March 31, 2012, as compared to the same period in 2011, due to lower legal fees and deposit assessment by the Federal Deposit Insurance Corporation (FDIC). The FDIC deposit assessment is lower as a result of a decrease in assessment base and a change in assessment rates effective April 1, 2011. In addition, net occupancy expense decreased by $16,000, or 2.4%, compared to the same period in 2011.

Total assets, loans and deposits at March 31, 2012 were $671.9 million, $437.9 million and $507.4 million, respectively, compared to $693.8 million, $476.8 million and $515.3 million one year earlier, respectively, decreases of 3.1%, 8.1% and 1.5% for assets, loans and deposits, respectively. As of March 31, 2012, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.

About Blue Valley Ban Corp.

Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; a deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable actions from rating agencies; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.

FIRST QUARTER 2012

FINANCIAL RESULTS

(In thousands, except per share data)

(unaudited)

Three Months Ended March 31	2012	2011
Net interest income	$4,254	$4,111
Provision for loan losses	450	—
Non-interest income	1,610	1,404
Non-interest expense	5,730	6,188
Net loss	(315)	(429)
Net loss available to common stockholder	(587)	(701)
Net loss per share—Basic	(0.21)	(0.25)
Net loss per share—Diluted	(0.21)	(0.25)
Return on average assets	(0.19)%	(0.25)%
Return on average equity	(12.74)%	(8.13)%

At March 31
Assets	$671,946	$693,776
Mortgage loans held for sale	1,597	352
Loans	437,935	476,764
Deposits	507,404	515,316
Stockholders’ Equity	39,833	56,368